Exhibit 99.1

              The Knot Reports Continuing Strong Revenue
  Gains for the Third Quarter of 2005; Revenue Growth of 23% in Third
             Quarter Includes 49% Online Advertising Gain

    NEW YORK--(BUSINESS WIRE)--Nov. 10, 2005--

                Reminder: Conference Call Today at 2:30
                   Dial-In 800-638-7172 (ID#1356899)

    The Knot, Inc. (NASDAQ: KNOT, www.theknot.com), a life stage media company offering the premier wedding resource, today reported financial results for its third quarter and nine months ended
September 30, 2005.

    Third Quarter 2005 Results

    The Knot reported third quarter net revenues of $13.1 million, up 23% from net revenues of $10.7 million for the third quarter of 2004. The major contributor to the higher revenues was an increase in local and national online advertising, which rose 49% over the prior year. Publishing and other revenues rose over the prior year's quarter by 25% while merchandise revenue declined 10%.
    Commenting on the third quarter revenue results, CEO David Liu said, "The expansion of the local vendor base in our online markets and an increase in their average spend resulted in a 57% gain in local online revenue over the prior year. Local vendors account for a significant percentage of the overall wedding budget and, increasingly, they are recognizing the value of being part of our online city and regional guides as a means of accessing brides." The Company also had a 35% gain in national online advertising. "This growth in national revenue demonstrates further acceptance of the use of The Knot brand as a compelling buy for advertisers as well as recognition of our ability to deliver an audience of over 1 million members who are using our site to plan their weddings an average of 14 months in advance of the big day. We are also pleased to see this recognition extended to our offline media properties which also experienced strong gains in the quarter," continued Mr. Liu.
    The Knot reported net income for the third quarter of 2005 of $722,000 or $0.03 per basic and diluted share. Gross margins rose to 77% from 71% in the prior year's third quarter due to a higher mix of online advertising revenue and improved merchandise margins. Total operating expenses in the third quarter included approximately $1.5 million in professional fees related to the Company's ongoing litigation with WeddingChannel.com, Inc.
    The Knot reported net income of $1.0 million or $0.05 per basic and $0.04 per diluted share in the third quarter of 2004. Operating expenses in the prior year quarter reflected a non-cash gain of $1.2 million due to the settlement of a previously recorded liability with a distribution partner and $985,000 in legal fees related to WeddingChannel.com, Inc.
    "While we have continued to expand our core business in weddings, both online and offline this year, we have also been adding talented professionals on the editorial, information technology and sales sides of the business. This investment puts us in excellent position to aggressively pursue our life stage marketing strategy and extend the reach of The Knot brand to newlyweds and first-time parents," Mr. Liu concluded.
    For the nine months ended September 30, 2005, The Knot reported net revenues of $38.6 million and net income of $2.5 million, or $0.11 per basic and $0.10 per diluted share, compared to net revenues of $31.3 million and net income of $1.1 million or $0.05 per basic and diluted share in 2004. Professional fees related to the Company's current litigation with WeddingChannel.com, Inc. were approximately $3.7 million for the nine months this year compared to $2.0 million for the comparable period in 2004.

    Recent Highlights

    In the last two months, The Knot has signed affiliate agreements with Meredith Corporation and Johnson and Johnson for the marketing of The Knot baby products, including personalized goods on the websites of Americanbaby.com and Babycenter.com. This new business opportunity allows The Knot to further leverage its fulfillment and distribution facility and capability to personalize high margin goods, and marks the Company's first entry into the lucrative baby market.
    In September, Zale Corporation, North America's largest specialty retailer of fine jewelry, announced that it has entered into a multi-platform marketing partnership with The Knot, bringing together two leaders in the wedding industry. The marketing partnership will promote Zale Corporation's brands, which include Zales Jewelers, Gordon's Jewelers and Bailey Banks & Biddle Fine Jewelers, to the annual audience of over one million brides and grooms who turn to The Knot for their wedding planning trends and needs. Under the terms of the agreement, the multiplatform campaign will integrate Zale Corporation's sponsorship throughout The Knot's offline and online properties including content programs on The Knot TV, The Knot's recently launched 24/7 streaming video network.
    In August, The Knot rolled out new programming on The Knot TV. The five-to-ten minute programs are hosted by our Editor-in-Chief Carley Roney and provide information on wedding styles, cakes, bouquets and flower trends that are very much on the minds of Knotties.
    In July, The Knot signed a video license agreement with Microsoft Corporation to distribute its original video content to MSN Video viewers on MSN.com. Launching in November 2005, The Knot will be the premier wedding partner on MSN.com's Lifestyle channel, offering a daily-changing series of video clips on topics ranging from bridal fashion and wedding planning to beauty makeovers and honeymoons.

    NOVEMBER 10 CONFERENCE CALL AND WEBCAST

    The Knot will host a conference call with investors at 2:30 p.m., ET on Thursday, November 10, 2005, to discuss its third quarter 2005 financial results. Participants should dial in at 800-638-7172 (# 1356899) at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of The Knot Web site, accessible at www.theknot.com/investor-relations.
    To access the Web cast, participants should visit The Knot Web site at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

    REPLAY INFORMATION

    A replay of the webcast will also be archived on The Knot website approximately two hours after the conference call ends for a period of two weeks and will also be available at 800-642-1687 reference #
1356899.

    ABOUT THE KNOT, INC.

    The Knot, Inc. (NASDAQ: KNOT; www.theknot.com) is a leading lifestage media and services company. The Company's flagship brand, The Knot, is the nation's leading wedding resource that reaches over one million engaged couples each year through the Web, newsstands, bookstores, national television and more. Its award-winning website, TheKnot.com, is the most-trafficked online wedding destination. The Knot also offers a diverse collection of print publications including national and regional editions of "The Knot Weddings" magazine, a book trilogy with Broadway Books and a gift book series with Chronicle Books. The Company also produces a TV series on The Oxygen Network, a video-on-demand (VOD) service for Comcast Cable and has content distribution partnerships with America Online, MSN and Comcast.
    The Knot, Inc. has launched several brands targeted before and beyond the wedding day, including teen-oriented PromSpot.com and newlywed site TheNest.com, as well as the recently acquired online personals site, GreatBoyfriends.com. The Knot is based in New York and has several other offices across the country.

    This release may contain projections or other forward-looking statements regarding future events or the future financial performance of The Knot. These statements are only predictions and reflect the current beliefs and expectations of The Knot. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which The Knot bases its expectations may change prior to the end of the quarter. Although these expectations may change, The Knot will not necessarily inform you if they do. The Knot's policy is to provide its expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) The Knot's unproven business model and limited operating history, (ii) The Knot's history of losses, (iii) the significant fluctuation to which The Knot's quarterly revenues and operating results are subject, (iv) the risks and related costs associated with ongoing litigation, (v) the seasonality of the wedding industry and (vi) other factors detailed in documents The Knot files from time to time with the Securities and Exchange Commission, including its recent filings on Forms 10-K/A and 10-Q. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.




                             The Knot Inc.
                      Consolidated Balance Sheets
                            (in thousands)


                                            September 30, December 31,
                                                2005         2004
                                            --------------------------
                                             (Unaudited)   (Audited)
 Assets
 Current assets:
   Cash and cash equivalents                     $17,173       $3,488
   Short-term investments                         10,000       19,550
   Accounts receivable, net                        3,924        3,152
   Inventories                                     1,799        1,411
   Deferred production and marketing costs           298          269
   Other current assets                              563          726
                                            --------------------------
 Total current assets                             33,757       28,596

 Property and equipment, net                       3,084        2,468

 Intangible assets, net                            9,140        8,634
 Other assets                                        286          296
                                            --------------------------
 Total assets                                    $46,267      $39,994
                                            ==========================

 Liabilities and stockholders' equity
 Current liabilities:
   Accounts payable and accrued expenses          $4,427       $4,181
   Deferred revenue                                7,677        5,910
   Current portion of long-term debt                  43           43
                                            --------------------------
 Total current liabilities                        12,147       10,134
 Long term debt                                      153          153
 Other liabilities                                   515          505
                                            --------------------------
 Total liabilities                                12,815       10,792

 Stockholders' equity:
   Common stock                                      230          223
   Additional paid-in-capital                     77,089       75,154
   Deferred Compensation                            (164)           -
   Accumulated deficit                           (43,703)     (46,175)
                                            --------------------------
 Total stockholders' equity                       33,452       29,202
                                            --------------------------
 Total liabilities and stockholders' equity      $46,267      $39,994
                                            ==========================


                             The Knot Inc.
                 Consolidated Statements of Operations
               (in thousands, except per share amounts)

                         Three months ended       Nine months ended
                            September 30,           September 30,
                      ------------------------------------------------
                          2005        2004        2005        2004
                      ------------------------------------------------
                       (Unaudited) (Unaudited) (Unaudited) (Unaudited)
Net revenues:
Online sponsorship
 and advertising           $6,687      $4,478     $18,516     $12,613
Merchandise                 3,338       3,717      10,791      10,951
Publishing and other        3,092       2,476       9,309       7,769
                      ------------------------------------------------
Total net revenues         13,117      10,671      38,616      31,333

Cost of revenues            3,048       3,081       8,835       9,009
                      ------------------------------------------------

Gross profit               10,069       7,590      29,781      22,324

Operating expenses:
Product and content
 development                1,743       1,283       5,197       3,744
Sales and marketing         3,516       2,099      10,674       9,150
General and
 administrative             3,917       3,074      10,891       7,866
Depreciation and
 amortization                 341         190         901         589
                      ------------------------------------------------
Total operating
 expenses                   9,517       6,646      27,663      21,349

Income from operations        552         944       2,118         975

Interest and other
 income, net                  207          82         504         193
                      ------------------------------------------------

Income before income
 taxes                        759       1,026       2,622       1,168
                      ================================================
Provision for income
 taxes                         37          21         151          78

Net income                    722      $1,005      $2,471      $1,090
                      ================================================

Basic earnings per
 share                      $0.03       $0.05       $0.11       $0.05
                      ================================================
Diluted earnings per
 share                      $0.03       $0.04       $0.10       $0.05
                      ================================================

Weighted average
 number of common
 shares outstanding
  Basic                22,802,123  22,189,580  22,623,619  22,013,776
                      ================================================
  Diluted              25,085,676  23,505,692  24,701,236  23,606,535
                      ================================================




    CONTACT: VMW Corporate & Investor Relations
             Vicki Weiner or Sylvia Dresner, 212-616-6161 info@vmwcom.com